EXHIBIT 5.1

March 20, 2008

ON Semiconductor Corporation

5005 E. McDowell Road

Phoenix, AZ 85008

Ladies and Gentlemen:

We have acted as legal counsel for ON Semiconductor Corporation, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 15,426,698 shares of the Common Stock, $0.01 par value, of the Company (the “Shares”) which may be issued pursuant to the ON Semiconductor Corporation 2000 Stock Incentive Plan (the “Plan”) and upon the exercise of options and the settlement of restricted stock units granted under the AMIS Holdings, Inc. Amended and Restated 2000 Equity Incentive Plan which have been assumed by the Company (collectively, the “Assumed Awards”) in accordance with the terms of the Agreement and Plan of Merger, dated December 13, 2007, by and among the Company, Orange Acquisition Corporation, a wholly-owned subsidiary of the Company, and AMIS Holdings, Inc. (the “Merger Agreement”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the Shares which may be issued pursuant to awards granted under the Plan and upon the exercise or settlement of the Assumed Awards are duly authorized and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, and, in the case of the Assumed Awards, the Merger Agreement and the award agreements evidencing the Assumed Awards, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

This opinion letter is given to you solely for use in connection with the issuance of the Shares in accordance with the Registration Statement and is not to be relied on for any other purpose. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

Very truly yours,

/s/ DLA PIPER US LLP